EXHIBIT 99.1

                                 BLACKOUT NOTICE

VIA E-MAIL

To:      Executive Officers and Directors of Hibernia Corporation

From:    Hibernia Corporation

Date:    September 13, 2005

Re:      Termination of Blackout Period

         In connection with the merger of Hibernia Corporation with Capital One Financial Corporation (the "Merger"), a blackout period was imposed on participants in the Retirement Security Plan ("RSP"). Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, executive officers and directors of Hibernia were also prohibited from engaging in transactions involving Hibernia equity securities (including the exercise or conversion of options and other derivatives based on Hibernia stock) while RSP participants were subject to blackout. Previously, you were furnished with written notice of the blackout restrictions.

         Because the Merger was postponed, the blackout period for RSP participants ended early, as of 2:15 p.m. central time on September 9, 2005. As of that time, participants in the RSP were permitted to provide investment instructions for execution after the close of market trading on September 12th. The blackout period for the company's executive officers and directors has also ended; you can now trade in or transfer the company's equity securities or exercise options or convert other equity securities, subject to the provisions of Rule 144 or other restrictions on transfer applicable to the equity securities or options or other derivative securities that you hold.

         Finally, the company's regular blackout period will commence on September 16, 2005, and will last until after the company's third quarter earnings release. During such period, transfers of the company's equity securities and cashless option exercises will be prohibited.

         If you have any questions about the above information, please contact Cathy Chessin at 713-435-5524 or cchessin@hibernia.com.